UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2009

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AMBIENT CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware	0-23723	98-0166007
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7 WELLS AVENUE, NEWTON, MASSACHUSETTS, 02459

(Address of Principal Executive Office) (Zip Code)

(617)- 332-0004

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02

Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

In connection with the preparation of the response to certain comments included in a comment letter from the Securities and Exchange Commission relating to its annual report on Form 10-K for the year ended December 31, 2008, Ambient Corporation (the “Company”) identified certain adjustments that were not recorded in its previously issued interim unaudited financial statements as of and for the six and three months ended June 30, 2009 and as of and for the nine and three months ended September 30, 2009 (collectively the "Original Filings"). Specifically, these adjustments arose from not adjusting the beneficial conversion feature ("BCF") for the change in the most preferable conversion price of the Company’s convertible debt that should have been effected as of June 1, 2009.

Under the terms of the Debenture Modification Agreement (“Agreement”) entered into by the Company and Vicis Master Fund Ltd. (“Vicis”) on November 21, 2008, pursuant to which Vicis invested $8 million in the Company, the Company reduced the conversion price on the convertible promissory notes held by Vicis to $0.015 per share. The Company and Vicis also agreed that, in the event that on the trading day immediately preceding June 1, 2009, the closing share price of the Company’s common stock, par value $0.01 per share (the “Common Stock”) was less than $0.10, the per share conversion price with respect to any amount then outstanding under the convertible notes would automatically be further adjusted to $0.01. The price of the Common Stock was greater than $0.10 on the trading day immediately preceding June 1, 2009, and therefore no further adjustment of the conversion price was warranted.

Initially, the Company recorded a BCF of $12,500,000 and began amortizing the BCF as of November 21, 2008. The Company utilized a per share conversion price of $0.01 as it was the most favorable conversion price for Vicis. The closing price on November 21, 2008 of a share of the Company’s Common Stock was $0.02. As stated above, the closing price of the Company’s Common Stock on the trading day preceding June 1, 2009 was above $0.10, and therefore, the conversion price utilized to determine the BCF should have been adjusted to $0.015, and, effective June 1, 2009, the Company should have re-calculated the BCF of the outstanding convertible notes using a per share conversion rate of $0.015 (rather than the $0.01 per share rate utilized in November 2008). Accordingly, the BCF has been recalculated as of June 1, 2009 to be $4,166,667.

Not adjusting the conversion price to $0.015 as of June 1, 2009 in determining the value of the BCF gave rise to the need to restate the Original Filings. The resulting non-cash corrections are not the result of any new information related to the convertible notes or any other external event. These corrections pertain only to the valuation and of recognition of the BCF and the resulting non-cash impact on convertible debt, non-cash interest expense and net loss. These adjustments had no impact on the Company’s cash flows from operating, investing or financing activities.

Accordingly, the Company intends to restate its financial statements as of and for the six and three months ended June 30, 2009 (the “June Financial Statements”) and as of and for the nine and three months ended September 30, 2009 (the “September 30 Financial Statements”; together with the June Financial Statements, the "Financial Statements") in order to provide for the adjustment to the BCF as described above.

The aggregate net effect of the restatement of the June Financial Statements is to decrease both non-cash interest expense and net loss for the six and three months ended June 30, 2009 by $533,670 and to decrease the discount on convertible debt and increase stockholders’ deficit by $7,799,663 as of June 30, 2009. The net loss per common share (basic and diluted) for the six and three months ended June 30, 2009 remains unchanged. The restatement of the June Financial Statements has no effect on operating loss nor on cash flow for the six months ended June 30, 2009.

The aggregate net effect of the restatement of the September Financial Statements is to decrease both non-cash interest expense and net loss for the nine and three months ended September 30, 2009 by $3,490,907 and $2,957,238, respectively, and to decrease the discount on convertible debt and increase stockholders’ deficit by $4,842,426 as of September 30, 2009. The net loss per common share (basic and diluted) for the nine months remains unchanged and decreased by $0.01 per share for the three months ended September 30, 2009. The restatement of the September Financial Statements has no effect on operating loss nor on cash flow for the nine months ended September 30, 2009.

The Company’s management presented its recommendation to restate the Financial Statements to the Audit Committee of the Company’s Board of Directors. The Audit Committee concluded that the previously issued Financial Statements should be restated.

The foregoing matters have been discussed with the Company’s independent registered public accounting firm, Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2010	AMBIENT CORPORATION

	By:	/s/ JOHN J. JOYCE
John J. Joyce
Chief Executive Officer

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